For Immediate Release
Contacts:  Courtney Guertin,
Corporate Communications Manager
401-457-9501
courtney.guertin@lintv.com
Richard Schmaeling, Chief Financial Officer
401-457-9510
richard.schmaeling@lintv.com

LIN TV Corp. Announces Fourth Quarter 2009 and Full Year 2009 Results

PROVIDENCE, RI, March 11, 2010 – LIN TV Corp. (NYSE: TVL) today reported results for the fourth quarter 2009 and full year ended December 31, 2009.

Results for the fourth quarter ended December 31, 2009

•
Net revenues decreased 3% to $101.1 million, compared to $104.2 million for the same quarter in 2008. Excluding net political advertising revenues, revenues increased 12.6% to $94.1 million, compared to $83.5 million for the same quarter in 2008.

•	Political revenues were $8.3 million, compared to $24.4 million for the same quarter in 2008.

•
Digital revenues, which include Internet advertising revenues and retransmission consent fees, increased 44% to $13.4 million, compared to $9.3 million for the same quarter in 2008.  The fourth quarter of 2009 includes digital revenues generated by RMM, which was acquired by the Company on October 2, 2009.

•	General operating expenses decreased 7% to $66.7 million, compared to $71.7 million for the same quarter in 2008.

•
Operating income was $29.4 million, compared to an operating loss of $722.6 million for the same quarter in 2008, which included a non-cash impairment charge of $732.3 million and a restructuring charge of $12.9 million.

•
Income from continuing operations was $10.8 million, which included a special item of $2.6 million after-tax, compared to a loss from continuing operations of $625.7 million for the same quarter in 2008, which included special items of $638.6 million after-tax.

•	Net income per diluted share was $0.21, compared to net loss per diluted share of $12.24 for the same quarter in 2008.

Results for the full year ended December 31, 2009

•	Net revenues decreased 15% to $339.5 million, compared to $399.8 million in 2008.

•	Digital revenues increased 48% to $43.0 million, compared to $29.1 million in 2008.

•	General operating expenses decreased 9.3% to $252.3 million, compared to $278.1 million in 2008.

•
Operating income was $22.1 million, compared to an operating loss of $952.4 million in 2008, which included non-cash impairment charges of $1.0 billion and a restructuring charge of $12.9 million, compared to impairment charges of $39.9 million and restructuring charges of $0.5 million recognized during 2009.

•	Income from continuing operations was $9.6 million, including special items netting to a gain of $2.3 million after-tax, compared to a loss from continuing operations of $830.4 million in 2008.

•	Net income per diluted share was $0.18, compared to net loss per diluted share of $16.33 in 2008.

Commenting on the fourth quarter and full year 2009 results, LIN TV’s President and Chief Executive Officer Vincent L. Sadusky said:  “We are encouraged by early signs of economic recovery during the fourth quarter of 2009. The strategic decisions we made, including our focus on building our digital business, helped us emerge from this downturn a stronger and more efficient company. We look forward to building on our momentum in 2010.”

Special Items

During the quarter ended December 31, 2009, the Company recorded an impairment charge of $4.0 million, or $2.6 million after-tax, relating to an accrued loan to the Company’s joint venture with NBC Universal, which continues to be impacted by the economic downturn.  The charge relates to a write down of amounts the Company expects to advance to the joint venture during 2010 and through the first quarter of 2011 under a shortfall funding agreement with NBC Universal. During the year ended December 31, 2009, the Company recorded special items netting to an operating charge of $40.4 million, and recorded special items netting to an after-tax gain of $2.3 million.

	Three Months-Ended December 31, 2009		Year-Ended December 31, 2009
	Operating Loss	Loss from Continuing Operations	Operating Loss	Loss (Gain) from Continuing Operations

Impairment of broadcast equipment, broadcast licenses, and goodwill	$-	$-	$39.9	$25.5
Restructuring charge	-	-	0.5	0.3
Gain from extinguishment of debt	-	-	-	(31.9)
Impairment of investment in NBCU joint venture	-	2.6	-	3.8
	$-	$2.6	$40.4	$(2.3)

Operating Highlights

TV Station Ratings and Revenue

•	The Company set a ratings record with 91% of its news markets ranking either number one or number two in their local markets during the November 2009 ratings period.1
•	Seven stations ranked number one in household ratings for all weekday newscasts (morning, early evening and late news): WOOD-TV; WAVY-TV; WIVB-TV; WANE-TV; WWLP-TV; WTHI-TV; and WLFI-TV.1
•	The Company’s stations outperformed their network by an average of 45% in key network dayparts during the November 2009 ratings period.1

•
The Company increased local programming by approximately 550 hours in the fourth quarter of 2009 compared to the same quarter in 2008. For the full year ended December 31, 2009, the Company increased local programming by approximately 1,500 hours compared to 2008. The Company credits its “localist” strategy for it achieving its highest annual average revenue share in 2009.

•
Core local and national advertising sales combined, which excludes political advertising sales, increased 9% to $89.5 million in the fourth quarter 2009, compared to $82.4 million for the same period in 2008. Core local and national advertising sales for the year ended December 31, 2009 decreased 14% to $316.1 million, compared to $368.6 million in 2008.

•
Eight of the Company’s top ten advertising categories increased in revenues during the fourth quarter of 2009, compared to the same quarter in 2008.  The automotive category, which represented 22% of the Company’s core advertising sales for the fourth quarter 2009, increased 9% compared to the same quarter in 2008.

1 November, 2009 Nielsen Ratings, Households, Sign-on/Sign-off.

Digital and Interactive Initiatives

•
The Company delivered its largest online audience to-date in 2009, including 3 billion advertising impressions and 824 million total user actions across the Company’s station web sites. Average time on site was 22 minutes and 36 seconds for the year ended December 31, 2009, compared to 13 minutes and 37 seconds in 2008.

•	88% of the Company’s station web sites ranked number one in their local market for time spent on site compared to their broadcast media competitors.2
•	The Company delivered 90 million video views during the year ended December 31, 2009.
•
Since the launch of the Company’s mobile strategy, including its iPhone applications in the second quarter of 2009 and its BlackBerry applications in the third quarter of 2009, the Company generated 95 million mobile page impressions and more than 224,000 application downloads. Beginning in the fourth quarter of 2009, the Company began recognizing incremental revenue from its acquisition of RMM, an online advertising and media services company.

Operating Expenses

•
General operating expenses for the fourth quarter of 2009 decreased by $5.0 million, or 7.0% compared to the fourth quarter of 2008, driven largely by decreases in direct operating expenses and selling, general and administrative expenses of $2.3 million and $2.3 million, respectively.

Key Balance Sheet and Cash Flow Items

Total debt outstanding at December 31, 2009 was $683.0 million, compared to $743.4 million outstanding at December 31, 2008.  Cash and cash equivalent balances at December 31, 2009 were $11.1 million.  The Company paid $4.0 million and $15.9 million of principal on its term loan balances during the quarter and year ended December 31, 2009, respectively.  The Company’s outstanding revolving credit facility balance was $204.0 million at December 31, 2009, with $21.0 million available for borrowing under that facility.  Consolidated leverage, as defined in the Company’s credit agreement, was approximately 7.6x as of December 31, 2009 compared to 5.7x as of December 31, 2008.  Other components of cash flow for the fourth quarter of 2009 were cash capital expenditures of $5.5 million and cash payments for programming of $6.7 million.

Business Outlook

The results presented in this release, including all of the amounts discussed in this Business Outlook section, reflect the classification of the operations of the Banks Broadcasting, Inc. joint venture as discontinued operations for all periods presented.  The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases,” then “Quarterly and Other Reports” and then “Supplemental Financial Data.”

Based on current sales order pacings, the Company expects that first quarter 2010 net revenues will increase in the range of 21% to 25% (or $15.5 million to $18.5 million), compared to reported net revenues of $74.5 million for the first quarter of 2009.

 2 comScore, December 2009

In addition, the Company expects that its direct operating and SG&A expenses, which include variable sales related expenses, will increase in the range of 2% to 5% (or $1.0 million to $2.5 million) for the first quarter of 2010 compared to reported expenses of $52.5 million for the first quarter of 2009.  Excluding RMM, expenses will be down slightly for the first quarter of 2010 compared to the same quarter in 2009.  For the full year, the Company expects station direct operating and SG&A expenses will increase in the range of 6% to 9% (or $12.0 million to $18.0 million) compared to reported expenses of $209.5 million for 2009. Excluding RMM, expenses are expected to be flat for 2010 compared to 2009.  The Company’s current outlook for revenues, expenses and cash flow items for the first quarter and full year 2010, excluding special items, are anticipated to be in the following ranges:

	First Quarter 2010	Full Year 2010
Net advertising revenues	$75 to $76 million
Net digital revenues	$12.7 to $13.7 million
Network comp/Barter/Other revenues	$2.3 to $3.3 million
Total net revenues	$90 to $93 million
Direct operating and SG&A expenses(1)	$53.5 to $55.0 million	$221.5 to $227.5 million
Station non-cash stock-based compensation expense	$0.2 to $0.5 million	$0.7 to $1.7 million
Amortization of program rights	$6.0 to $6.5 million	$23.0 to $25.0 million
Cash payments for programming	$6.5 to $7.0 million	$26.0 to $29.5 million
Corporate expense(1)	$4.5 to $5.2 million	$18.7 to $22.5 million
Corporate non-cash stock-based compensation expense	$0.2 to $0.7 million	$0.7 to $2.2 million
Depreciation and amortization of intangibles	$8.0 to $8.5 million	$31.5 to $33.5 million
Cash capital expenditures	$5.0 to $6.0 million	$15.0 to $17.0 million
Cash interest expense	$9.5 to $10.5 million	$38.5 to $40.5 million
Principal amortization	$4.1 million	$16.4 million
Cash taxes paid (refund)	$0.0 to $0.1 million	$0.0 to $(0.4) million
Effective tax rate	40%	40%
Distributions from equity investments	$0.0 million	$0.2 million
(1) Includes non-cash stock-based compensation expense.

LIN TV advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

LIN TV will hold a conference call to discuss its fourth quarter and full year results today, March 11, 2010, at 9:00 AM Eastern Time.  To participate in the call, please dial 1-888-587-0613 for U.S. callers and 1-719-325-2481 for international callers.  The call-in pass code is 5275774. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from LIN TV Corp.’s web site, www.lintv.com, and can be accessed there through a link on the home page (under the Latest News section).  For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.lintv.com or by dialing 1-888-203-1112 and entering the same passcode as above.  The telephone replay will be available through March 25, 2010.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (GAAP) and believes this should be the primary basis for evaluating its performance. The preceding discussion of our results includes a discussion of income from continuing operations, including special items, and includes a section detailing these items.  Income from continuing operations, including special items, is a non-GAAP financial measure and is not intended to replace income from continuing operations, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (BCF), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Free Cash Flow (FCF) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to www.lintv.com and in the “Investor Relations” section, click on “Financial Reports & Releases”, then “Quarterly and Other Reports” and then “Supplemental Financial Data”.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations.  Although LIN TV believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, statements regarding quarter and full year station time sales order pacings; local, national and political advertising growth; digital, network compensation, barter and other revenue growth; direct operating, SG&A, barter, amortization of program rights and corporate expense growth; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates and distributions from equity investments.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to, the potential continuing deterioration of national and/or local economies; global or local events that could disrupt TV broadcasting; continuing softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBC Universal; risks associated with acquisitions, including integration of acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements; changes in retransmission consent agreements; changes in government regulation; competition; seasonality; restrictions on the Company’s operations as a result of the Company’s indebtedness; effects of complying with accounting standards; effects of the Company’s control relationships, including the control of HM Capital Partners LLC and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and  other filings made with the Securities and Exchange Commission (which are available on the Company’s web site, www.lintv.com, in the Investor Relations section), or at www.sec.gov, which discussions are incorporated in this release by reference.  LIN TV undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN TV

LIN TV Corp., along with its subsidiaries, is a local multi-media company that owns and/or operates 28 network-affiliated broadcast television stations and interactive television station and niche web sites in 17 U.S. markets. LIN TV’s online advertising business, RMM, leverages unique technology, new product innovation and customized interactive and mobile advertising solutions to deliver measurable results to local, regional and national clients.

LIN TV is traded on the New York Stock Exchange under the symbol “TVL”. Financial information about the company is available at www.lintv.com.

LIN TV Corp.
Consolidated Statements of Operations
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(in thousands)

Net revenues	$101,111	$104,243	$339,474	$399,814

Operating costs and expenses:
Direct operating	27,528	29,817	106,611	118,483
Selling, general and administrative	27,834	30,130	102,923	115,287
Amortization of program rights	6,410	6,326	24,631	23,946
Corporate	4,897	5,418	18,090	20,340
General operating expenses	66,669	71,691	252,255	278,056

Depreciation, amortization and other operating charges (benefits):
Depreciation	7,230	7,588	30,365	29,713
Amortization of intangible assets	585	36	649	264
Impairment of goodwill and broadcast licenses	-	732,266	39,894	1,029,238
Restructuring charge	-	12,902	498	12,902
(Gain) loss from asset dispositions	(2,756)	2,358	(6,300)	2,062
Operating income (loss)	29,383	(722,598)	22,113	(952,421)

Other expense (income):
Interest expense, net	11,972	13,081	44,286	54,635
Share of loss in equity investments	4,128	53,564	6,128	52,703
(Gain) loss on derivative instruments	(220)	270	(208)	(105)
Gain on extinguishment of debt	-	(13,017)	(50,149)	(8,822)
Other, net	(1,156)	723	(1,344)	1,720
Total other expense (income), net	14,724	54,621	(1,287)	100,131

Income (loss) from continuing operations before provision for (benefit from) income taxes	14,659	(777,219)	23,400	(1,052,552)
Provision for (benefit from) income taxes	3,897	(151,499)	13,841	(222,165)

Income (loss) from continuing operations	10,762	(625,720)	9,559	(830,387)
Discontinued operations:
(Loss) income from discontinued operations, net of gain from the sale of discontinued operations of $11 for the twelve months ended December 31, 2009 and net of provision for income taxes of $81 for the three months ended December 31, 2008, and net of (benefit from) provision for income taxes of $(628) and $296 for the twelve months ended December 31, 2009 and 2008, respectively	-	(161)	(446)	23
Net income (loss)	$10,762	$(625,881)	$9,113	$(830,364)
Basic income (loss) per common share:
Income (loss) from continuing operations	$0.21	$(12.24)	$0.19	$(16.33)
Loss from discontinued operations, net of tax	-	-	(0.01)	-
Net income (loss)	$0.21	$(12.24)	$0.18	$(16.33)

Weighted - average number of common shares outstanding used in calculating basic income (loss) per common share	52,272	51,106	51,464	50,865

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.21	$(12.24)	$0.19	$(16.33)
Loss from discontinued operations, net of tax	-	-	(0.01)	-
Net income (loss)	$0.21	$(12.24)	$0.18	$(16.33)

Weighted - average number of common shares outstanding used in calculating diluted income (loss) per common share	53,286	51,106	51,499	50,865

LIN TV Corp.
Consolidated Balance Sheets
(unaudited)
	December 31	December 31
	2009	2008
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$11,105	$20,106
Restricted cash	2,000	-
Accounts receivable, less allowance for doubtful accounts (2009 - $2,272; 2008 - $2,761)	73,948	68,277
Program rights	2,126	3,311
Assets held for sale	-	430
Other current assets	6,402	5,045
Total current assets	95,581	97,169
Property and equipment, net	165,061	180,679
Deferred financing costs	8,389	8,511
Program rights	1,400	3,422
Goodwill	117,259	117,159
Broadcast licenses and other intangible assets, net	398,877	430,142
Assets held for sale	-	8,872
Other assets	3,936	6,640
Total assets	$790,503	$852,594

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Current portion of long-term debt	$16,372	$15,900
Accounts payable	6,556	7,988
Accrued expenses	41,916	56,701
Program obligations	10,319	10,109
Liabilities held for sale	-	429
Total current liabilities	75,163	91,127
Long-term debt, excluding current portion	666,582	727,453
Deferred income taxes, net	162,025	141,702
Program obligations	2,092	5,336
Liabilities held for sale	-	343
Other liabilities	53,795	68,883
Total liabilities	959,657	1,034,844

Stockholders' deficit:
Class A common stock, $0.01 par value, 100,000,000 shares authorized,
Issued: 30,270,167 and 29,733,672 shares at December 31, 2009 and 2008, respectively
Outstanding: 29,397,349 and 27,927,244 shares at December 31, 2009 and 2008, respectively	294	294
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,502,059 shares at December 31, 2009 and 2008, issued and outstanding; convertible into an equal number of shares of Class A or Class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares at December 31, 2009 and 2008, issued and outstanding; convertible into an equal number of shares of Class A common stock	-	-
Treasury stock, 872,818 and1,806,428 shares of Class A common stock at December 31, 2009 and 2008, respectively, at cost	(7,869)	(18,005)
Additional paid-in capital	1,104,161	1,101,919
Accumulated deficit	(1,238,058)	(1,239,090)
Accumulated other comprehensive loss	(27,917)	(34,634)
Total stockholders' deficit	(169,154)	(189,281)
Noncontrolling interest	-	7,031
Total deficit	(169,154)	(182,250)
Total liabilities, preferred stock and stockholders' deficit	$790,503	$852,594

LIN TV Corp.
Consolidated Statements of Cash Flows
(unaudited)
	Twelve months ended December 31,
	2009	2008	2007
	(in thousands)
OPERATING ACTIVITIES:
Net income (loss)	$9,113	$(830,364)	$53,682
Loss (income) from discontinued operations	446	(23)	(2,973)
Gain from sale of discontinued operations	-	-	(22,166)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	30,365	29,713	30,847
Amortization of intangible assets	649	264	2,049
Impairment of goodwill, broadcast licenses and broadcast equipment	39,894	1,029,238	-
Amortization of financing costs and note discounts	4,273	5,860	8,608
Amortization of program rights	24,631	23,946	24,646
Program payments	(25,005)	(26,854)	(27,604)
(Gain) loss on extinguishment of debt	(50,149)	(8,822)	855
(Gain) loss on derivative instruments	(208)	(105)	223
Share of loss (income) in equity investments	6,128	52,703	(2,091)
Deferred income taxes, net	18,274	(235,856)	18,875
Stock-based compensation	2,413	4,523	5,859
(Gain) loss from asset dispositions	(6,300)	2,062	(24,973)
Other, net	6,559	(2,636)	1,282
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	(3,857)	21,304	1,927
Other assets	1,169	4,405	1,842
Accounts payable	(2,839)	(3,427)	3,327
Accrued interest expense	(918)	(483)	(126)
Other liabilities and accrued expenses	(27,291)	19,587	(18,582)
Net cash provided by operating activities, continuing operations	27,347	85,035	55,507
Net cash used in operating activities, discontinued operations	(101)	(1,239)	(12,791)
Net cash provided by operating activities	27,246	83,796	42,716

INVESTING ACTIVITIES:
Capital expenditures	(10,247)	(28,537)	(25,290)
Cash paid for broadcast license rights	(7,561)	-	-
Payments for business combinations, net of cash acquired	(1,236)	-	(52,250)
Change in restricted cash	(2,000)	-	-
Distributions from equity investments	-	2,649	3,113
Proceeds from sale of other operating assets and 700 MHz licenses	783	-	39,250
Other investments, net	-	2,167	(620)
Net cash used in investing activities, continuing operations	(20,261)	(23,721)	(35,797)
Net cash provided by (used in) investing activities, discontinued operations	5,875	(734)	138,844
Net cash (used in) provided by investing activities	(14,386)	(24,455)	103,047

FINANCING ACTIVITIES:
Net proceeds on exercises of employee and director stock based compensation	-	1,301	2,064
Proceeds from borrowings on long-term debt	91,000	165,000	60,000
Principal payments on long-term debt	(106,379)	(244,335)	(180,125)
Payment of long-term debt financing costs	(3,838)	(1,232)	-
Net cash used in financing activities, continuing operations	(19,217)	(79,266)	(118,061)
Net cash used in financing activities, discontinued operations	(2,644)	-	-
Net cash used in financing activities	(21,861)	(79,266)	(118,061)

Net (decrease) increase in cash and cash equivalents	(9,001)	(19,925)	27,702
Cash and cash equivalents at the beginning of the period	20,106	40,031	12,329
Cash and cash equivalents at the end of the period	$11,105	$20,106	$40,031